UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 13, 2012

CORNERSTONE CORE PROPERTIES

REIT, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On February 13, 2012, we amended our Loan Agreement with Wells Fargo Bank, National Association, extending the maturity date from February 13, 2012 to February 13, 2014. In connection with this amendment, we made a principal payment of $7,500,000, reducing the outstanding principal amount of our obligations under the Loan Agreement from $14,328,991 to $6,828,991 as of February 13, 2012, and paid fees and expenses totaling approximately $65,000. The interest rate on the amended loan decreased from 300 basis points over one-month LIBOR to 200 basis points over one-month LIBOR, with the one-month LIBOR floor remaining fixed at 150 basis points. Any amounts repaid under the Loan Agreement may not be re-borrowed. All other terms of the Loan Agreement remain in full force and effect.

Item 8.01 Other Events

Determination of Estimated Per-Share Value

Overview

We are announcing an estimated per-share value of our common stock equal to $2.25 per share, calculated as of December 31, 2011 (unaudited). There have been no material changes between December 31, 2011 and the date of this filing to the net values of our assets and liabilities that existed at December 31, 2011. This estimate is being provided to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) Rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.

The estimated value per share was based upon the recommendation and valuation of Cornerstone Realty Advisors, LLC, our external advisor, based on the methodologies and assumptions described further below. We did not engage a third-party real estate valuation firm for the purpose of this estimate. As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete.  Further, different parties using different assumptions and estimates could derive a different estimated value per share, which could be significantly different from our estimated value per share.  The estimated per-share value determined below neither represents the fair value according to generally accepted accounting principles (“GAAP”) of our assets less liabilities, nor does it represent the amount our shares would trade at on a national securities exchange or the amount a shareholder would obtain if he or she tried to sell his or her shares or if we liquidated our assets. As of the date of this filing, we had no potentially dilutive securities outstanding that would impact the estimated value per share of our common stock.

Valuation Methodology

Our overall objective was to determine an estimated per-share value that is supported by a methodology and assumptions that are appropriate given our current circumstances and that employ procedures and calculations that can be reliably repeated in future periods.

Our estimated per-share value was calculated by aggregating the estimated fair value of our investments in real estate and the estimated fair value of our other assets, subtracting the estimated fair value of our liabilities, and dividing the total by the number of our common shares outstanding as of December 31, 2011. Our estimated per-share value is the same as our net asset value. Our estimated per-share value does not reflect “enterprise value,” which may include a premium for the portfolio or the potential increase in our share value if we were to list our shares on a national securities exchange. Our estimated per-share value also does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange.

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The following is a summary of the valuation methodologies used:

Investments in Real Estate. For purposes of calculating an estimated value per share, our advisor estimated the value of our investments in real estate by using a discounted cash flow analysis. Our advisor calculated the value of our investments in real estate using internally prepared cash flow estimates and employing a range of terminal capitalization rates, discount rates, growth rates and other variables that fall within ranges our advisor believes would be used by similar investors to value the properties we own. The cash flow estimates were developed for each property by our advisor’s asset management team based on their industry knowledge and expertise in managing multi-tenant, industrial real estate.

From inception through December 31, 2011, we acquired thirteen real estate assets for a total purchase price of $135.6 million and sold four assets for approximately $34.2 million. In addition, from inception through December 31, 2011, we have invested approximately $1.1 million in capital and tenant improvements on our real estate portfolio. As of December 31, 2011, the estimated value of our investments in real estate using the valuation method described above was $46.7 million. The total real estate fair value as of December 31, 2011 compared to the total purchase price plus subsequent capital and tenant improvements to date, less the total sales price for the four assets sold to date, results in an overall decrease in the value of the real estate portfolio of approximately 54%. The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the Company’s real estate assets:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	7.00% – 9.00%	8.44%
Discount rate	8.75% - 9.50%	9.30%
Annual net operating income growth rate (1)	1.40% - 18.20%	7.49%
Holding period	10 years	10 years

(1)	The annual net operating income compounded annual growth rate (“CAGR”) reflects both the contractual and market rents (in cases where the contractual lease period is less than the holding period) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the holding period for each of the properties.

We believe that the assumptions employed in the valuation methodology are reasonable and within the ranges used for properties that are similar to ours and held by investors with similar expectations to our investors. However, a change in the assumptions would impact the calculation of the value of our investments in real estate. For example, assuming all other factors remain unchanged, a change in the assumed weighted-average terminal capitalization rate of 0.25% would yield a change in our net asset value of approximately $0.03 per share.

While our advisor believes a discounted cash flow analysis is standard in the real estate industry and an acceptable valuation methodology to determine fair value in accordance with GAAP, the estimated values for our investments in real estate may or may not represent current market values or fair values determined in accordance with GAAP. Real estate is currently carried at its amortized cost basis in our financial statements, subject to any adjustments required under GAAP.

Notes Payable. Our advisor estimated the value of our notes payable using a discounted cash flow analysis. The cash flows were based on the remaining loan terms and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral. The estimated values of our notes payable are equal to the GAAP fair values for such liabilities used to calculate the total fair value of notes payable disclosed in our financial statements.

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As of December 31, 2011, the fair value and carrying value of our notes payable were $21.3 million and $21.1 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 0.98 years, was approximately 4.46%.

We believe that the assumptions employed in estimating the fair value of our notes payable are reasonable and reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours. However, a change in the assumptions would impact the fair value of our notes payable. For example, assuming all other factors remain unchanged, a change in the assumed weighted-average discount rate of 0.75% would yield a change in our net asset value of approximately $0.01 per share.

Other Assets and Liabilities. The carrying values of our other assets and liabilities are considered to be equal to fair value due to their short maturities. Certain balances, including above/below market leases related to real estate investments, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the respective real estate investments.

As of December 31, 2011, our estimated per-share value was calculated as follows:

Estimated Per-Share Value Calculation:

Investments in real estate	$2.03	(1)
Notes payable	(0.93)	(2)
Other assets and liabilities	1.15	(3)
Estimated net asset value per-share value	$2.25
Estimated enterprise value premium	None assumed
Estimated liquidity discount	None assumed
Total estimated per-share value	$2.25

(1)	Our investments in real estate were valued using a discounted cash flow analysis. Our advisor calculated the value of our investments in real estate using internally prepared cash flow estimates and employing a range of terminal capitalization rates, discount rates, growth rates, and other variables that fall within ranges our advisor believes would be used by similar investors to value the properties we own. The cash flow estimates were developed for each property by our advisor’s asset management team based on their industry knowledge and expertise in managing multi-tenant, industrial real estate.

(2)	The fair value of our notes payable was estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours.

(3)	The fair value of our other assets and liabilities is estimated to materially reflect book value given their typically short-term (less than one year) settlement periods. Certain balances, including above/below market leases related to real estate investments, have been eliminated for the purpose of the valuation due to the fact that those balances were already considered in the valuation of the respective real estate investments.

On February 14, 2012, the Board of Directors reviewed the valuation methodology with our advisor and unanimously agreed upon an estimated value of $2.25 per share, calculated as of December 31, 2011, which is consistent with the recommendations of our advisor. Our estimated per-share value of $2.25 as of December 31, 2011 is an adjustment from the estimated valuation of $8.00 per share determined as of December 31, 2010, which estimate was based solely on the most recent price paid to acquire a share in a public offering of our common stock (ignoring reduced purchase prices for certain categories of purchasers) and was not based on a valuation of the underlying assets and liabilities. Our estimated per-share value has been adversely affected by the recent economic downturn resulting in approximately $43.0 million of previously announced impairment charges recorded in the second and third quarters of 2011 and significant occupancy decreases due to several of our small-business tenants downsizing which impact expected future cash flows. The market for multi-tenant industrial real estate fluctuates, and values are expected to continually change in the future.

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We plan to update the estimated per-share value on an annual basis.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete (see the footnotes to the aforementioned Estimated Per-Share Value Calculation). Different parties with different assumptions and estimates could derive a different estimated per-share value. Accordingly, with respect to our estimated per-share value, we can provide no assurance that:

•	a stockholder would be able to realize this estimated value per share upon attempting to resell his or her shares;

•	we would be able to achieve, for our stockholders, the estimated value per share, upon a listing of our shares of common stock on a national securities exchange, selling our real estate portfolio, or merging with another company;

•	an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or

•	the estimated share value, or the methodologies relied upon to estimate the share value, will be found by any regulatory authority to comply with FINRA, ERISA, or any other regulatory requirements.

Furthermore, the estimated value of our shares was calculated as of a particular point in time. The value of our shares will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities, and attributes specific to the properties within our portfolio. We currently expect to engage our advisor and/or an independent valuation firm to update the estimated value per share in the fourth quarter of 2012, but we are not required to update the estimated value per share more frequently than every eighteen months.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: February 17, 2012	By:	/s/ Stephen I. Robie
Stephen I. Robie,
Chief Financial Officer, Treasurer and Secretary

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